LUB Q1 FY2020 Conference Call
Monday, February 3rd

Steve Goodweather - VP Planning and Investor Relations

Thank you. And, again, welcome everyone to Luby's 2020 fiscal first-quarter earnings conference call. This call also being webcast and can be accessed through the audio link on Luby's website, lubysinc.com. Information recorded on this call speaks only as of today, February 3, 2020.

Before we continue, I'd like to remind you that the statements in this discussion, may include forward-looking statements.

Such statements include risks and uncertainties, including but not limited to general business conditions, the impact of competition, success of operating initiatives, changes in commodity costs, and supply of food and labor, as well as seasonality of the Company's business, taxes, inflation, governmental regulations, and availability of credit, as well as other risks and uncertainties disclosed in the Company's periodic reports on Forms 10-K and Forms 10-Q.

With that, I would now like to turn the call over to Luby's President and CEO, Chris Pappas. Chris …

Chris Pappas - Luby's Inc. - President & CEO

Good morning, thank you Steve and thank you everyone for joining us on today’s conference call. While our management team is focusing on initiatives that we have discussed on previous conference calls, I’m going to provide you with a brief update on the status of company during the first quarter.

Our financial results in the first quarter were far below the levels we need to stabilize the company. These results are NOT acceptable. While the first quarter typically always represents our lowest sales quarter seasonally, we still must further “right-size” our cost structure to fit our smaller store base, end the losses and reduce our debt.

A year ago, we spoke about changes we needed to make, including management leadership and board refreshment and improvement in guest traffic and sales and a significant reduction in our G&A expenses. These have all been priorities. Since then, we have changed out our COO, and added a new VP of Information Technology, and a new VP of Marketing, in addition to many new restaurant and corporate level positions. At the Board level, in the past 12 months, three new independent directors were added, and three directors retired. The Board also appointed a new independent Chairman. And, the board of directors formed a new Special Committee comprised of six independent directors to evaluate strategic alternatives to maximize shareholder value. The Committee has engaged financial advisors to assist with this evaluation and is conducting a thorough strategic review process.

In the first quarter, guest traffic increased at both brands, with Luby’s, up 2.0% and Fudds, up 2.7%. This increase in traffic led to growth in same-store sales also. Our total same-store sales increased 1.7%. However, at the restaurant level, despite improving guest traffic and same-store sales, commodity and labor cost increases offset the benefits of traffic and sales growth. The cost of food commodities rose dramatically (contributing to a food cost increase of 1.2% of restaurant sales), and labor costs have gone up at the highest pace we have seen in years.

In regard to SG&A, we are transitioning portions of our accounting, payroll, operational reporting, and other back-office functions to a leading multi-unit restaurant outsourcing firm. We expect to complete that process by the end of the March. After the implementation costs, we expect to realize cost savings and enhanced capabilities in future quarters.

Overall, SG&A expenses increased slightly in the quarter by 148 thousand dollars, compared to the last year. However, included in this increase is an approximate 700 hundred thousand dollar increase in marketing and advertising spend reflecting our increased investments for various digital media advertising, increased advertising support leading into Thanksgiving, and other efforts to reach our guests in an effective manner, as compared to the first quarter last year when marketing and advertising efforts were reduced while new approaches were developed; Also, the first quarter last year quarter included an approximate three hundred thousand dollar derecognition of a bonus accrual. So, if you strip out those two items, our core general and administrative expenses (that is all the salaries and benefits expense, outside professional service fees, travel, occupancy, and other general overhead costs) actually decreased about 800 thousand dollars.

During the first quarter, our capital expenditures decreased to 700 hundred thousand dollars compared to 1.1 million dollars in the same quarter last year. While working to return to profitability, we expect CapEx to remain at recent low levels. We ended the first quarter on December 18, 2019 with net debt of 38.6 million dollars; we continue to manage our debt levels through asset sales.

We reported a Loss from continuing operations in the first quarter of 8.3 million dollars compared to a loss of 7.5 million dollars in the first quarter last year.

However, we are managing the business to improve cash flow. On a cash flow basis, we used approximately 2.1 million in cash from operating activities. Of that amount, approximately 2 million dollars was used for restructuring expenses and other changes in working capital. We also spent another 700 thousand for capital expenditures to maintain the restaurants. So, in the quarter we had a net cash outflow of about 3 million dollars and borrowings of about the same magnitude. It is this measure where we are keeping a real tight focus.

We continue to focus on the initiatives we began late last year including a restaurant focus on delivering a compelling everyday value proposition to guests at both Luby’s and Fuddruckers. By clarifying each brand’s value offering in the marketplace, we intend to drive guest traffic and sales. Before ending the call today, I’d like to mention that while stabilizing the operation and financial performance of the company is difficult - we recognize the outstanding loyalty, hard work and dedication of our entire organization from top to bottom giving their all to improve the company. At the restaurant level, our managers and restaurant team members are working hard to maintain and build value by consistently delivering great guest experiences. They are our greatest brand assets, and I applaud their hard work. And likewise, our corporate employees are tirelessly working to implement cost saving measures and efficiencies. I believe we have the right team and leadership in place to continue to make progress on our plans to improve results.

We will be hosting our annual shareholder meeting on February 5th and we look forward to seeing many of you at that meeting. Thank you for joining us for today’s call.

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